Surf Air Mobility Announces Closing of $35.2 Million

Mandatory Convertible Security with GEM Global Yield LLC

Parties Agree to Cancel Previously Issued Shares, Restrict Sales, Provide for Redemption Rights, and Restore Capacity Under $400 Million Share Subscription Facility

LOS ANGELES – August 9, 2024 – Surf Air Mobility Inc. (NYSE: SRFM) (the “Company”), a leading regional air mobility platform, today announced that it closed the previously announced issuance and sale to GEM of a mandatory convertible security (the “Security”). The Security has a par amount of $35.2 million and is convertible into a maximum of 8,000,000 shares of the Company’s common stock.

The Company, in consultation with its board of directors, agreed to the sale of the Security to GEM with objectives of:

1.
Reducing near-term overhang: Cancels a significant portion of GEM's currently issued and freely tradable shares in the Company.
2.
Imposing a volume restriction: On any trading day, limits sales of shares beneficially owned by GEM and certain related entities to 10% of the daily volume of the Company’s common stock on the immediately preceding trading day.
3.
Flexibility to Redeem: Gives the Company the ability to redeem all or part of the Security in cash at 115% of the then outstanding par amount at any time, thereby potentially avoiding dilution.

GEM has also agreed to refresh the Company’s ability to take both advance drawdowns (up to $100 million) and regular way drawdowns (up to $300 million) back to full capacity, thereby allowing the Company to access up to $400 million as originally contemplated under its share subscription facility with GEM.

About Surf Air Mobility

Surf Air Mobility is a Los Angeles-based regional air mobility platform expanding the category of regional air travel to reinvent flying through the power of electrification. In an effort to substantially reduce the cost and environmental impact of flying and as the operator of the largest commuter airline in the US, Surf Air Mobility intends to develop powertrain technology with its commercial partners to electrify existing fleets and bring electrified aircraft to market at scale. The management team has deep experience and expertise across aviation, electrification, and consumer technology.

Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers of this release should be aware of the speculative nature of forward-looking statements. These statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company and reflect the Company’s current views concerning future events. As such, they are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. These and other risks are discussed in detail in the periodic reports that the Company files with the SEC, and investors are urged to review those periodic reports and the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before making an investment decision. The Company assumes no obligation to update its forward-looking statements except as required by law.

Media Contacts

Press: press@surfair.com

Investors: investors@surfair.com